Exhibit 99.1
For Immediate Release

ORIGIN BANCORP, INC. ELECTS TWO NEW MEMBERS TO BOARD OF DIRECTORS
RUSTON, Louisiana, April 30, 2021 - Origin Bancorp, Inc. (Nasdaq: OBNK) (“Origin” or the “Company”), the financial holding company for Origin Bank, today announced that its stockholders have elected A. La’Verne Edney and Meryl Kennedy Farr as new members of the board of directors at the Company’s Annual Meeting of Stockholders on April 28, 2021.
“We are very pleased to welcome La’Verne and Meryl to our board of directors,” said Drake Mills, Chairman, President and CEO of Origin. “Their extensive knowledge and breadth of experience will be valuable assets to Origin as we continually evolve to meet the needs of our employees, customers, communities and stockholders. I look forward to the guidance and perspective they will provide as members of our board.”
Ms. Edney practices law in the pharmaceutical, medical device and health care litigation group at Butler Snow LLP. With more than 24 years of litigation experience, Ms. Edney has significant trial experience in state and federal courts in Mississippi and other states. She has been named one of the Best Lawyers in America® by Chambers since 2016 and was chosen as Lawyer of the Year by the Mississippi College School of Law in 2018.
“I am honored to be joining Origin’s board of directors,” said Ms. Edney. “Origin’s reputation as a leader in the financial services industry is well known. I look forward to working with the board and management to continue to strengthen that reputation.”
Ms. Edney holds a Bachelor’s Degree from Alcorn State University and a Juris Doctor from Mississippi College School of Law. In addition to her trial practice, she is a Fellow of the American College of Trial Lawyers and the International Academy of Trial Lawyers. She is also a member of the American Board of Trial Advocates, where she has served as a national officer and as a faculty member of several Masters in Trial programs. She serves on numerous boards and committees, including the Board of Trustees of Mississippi College, Mississippi Bar Foundation board, Magnolia Speech School board, and the Greater Jackson Chamber board. She served as president of the Mississippi Bar Foundation from 2019-2020.
Ms. Farr is the President and owner of Kennedy Rice Mill, LLC, Founder and CEO of 4Sisters Rice, and the Co-Owner and CEO of Neighbors, LLC. Farr successfully oversaw the founding and development of Kennedy Rice Mill, LLC, which was presented with the Business Innovative Leadership Award by the Bastrop-Morehouse Chamber of Commerce in 2018, and recognized as the Manufacturer of the Year by the Louisiana Association of Business and Industry in 2019. Neighbors is a leading manufacturer and producer of cookie dough specialized for fundraising, private label, and co-manufacturing partners. Neighbors has been recognized by several local and state organizations, including Louisiana Economic Development, for its excellence in manufacturing and contributions to the community.
Ms. Farr holds a Bachelor’s Degree from the University of Georgia in International Affairs with a minor in Spanish. She serves on the boards of the Louisiana Association of Business and Industry, USA Rice Federation, Rice Millers Association, USA Rice PAC Committee, and Boys & Girls Clubs in Louisiana. She has served on the advisory boards of Origin Bank since 2012 and Entergy Louisiana since 2020. She is president of the Northeast Louisiana Economic Alliance, has held several chairs in the Louisiana Chapter of YPO, and was appointed to the Louisiana Advisory Task Force on Economic Recovery. She was named Entrepreneur of the Year by the Morehouse Economic Development Corporation in 2012, and Top 20 Under 40 by the Monroe Chamber of Commerce and Northeast Louisiana Young Professionals in 2014.
“I’ve seen first-hand how Origin is deeply rooted in the communities it serves,” said Farr. “It’s an honor to have the opportunity to contribute to Origin’s continued success.”

About Origin Bancorp, Inc.
Origin is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to its clients and communities. Origin provides a broad range of financial services to businesses, municipalities, high net worth individuals and retail clients. Origin currently operates 44 banking centers located from Dallas/Fort Worth and Houston, Texas across North Louisiana and into Mississippi. For more information, visit www.origin.bank.
Contact:
Media: Ryan Kilpatrick, Origin Bank; (318) 232-7472; rkilpatrick@origin.bank
Investor Relations: Chris Reigelman, Origin Bank; (318) 497-3177; chris@origin.bank